Exhibit 21.1
Subsidiaries of the Company.
Gupta Technologies, LLC
Gupta Technologies, Ltd.
Gupta Technologies GmbH
Kenosia Corporation
Warp Solutions, Inc.
Warp Solutions, Ltd.
6043577 Canada, Inc.
Spider Software, Inc.
David Corporation
Process Software, LLC
ProfitKey International, LLC
Empagio, Inc.
Tenebril, Inc
RevCast, Inc.
RevCast Enterprises, LLC

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